UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 25, 2017

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver wireless, video and broadband services both domestically and internationally, as well as traditional telephony services.

Overview
We announced on January 25, 2017 that fourth-quarter 2016 net income attributable to AT&T totaled $2.4 billion, or $0.39 per diluted share. Fourth-quarter 2016 income per diluted share included adjustments netting to $1.7 billion, or $0.27 per share, resulting from the following significant items: $0.13 per diluted share for the amortization of intangible assets, $0.10 per diluted share for noncash losses for the annual adjustment related to pension and postemployment benefit accounting and a combined $0.04 per diluted share for merger and integration items, impairments and other items. The results compare with a reported net income attributable to AT&T of $4.0 billion, or $0.65 per diluted share, in the fourth quarter of 2015. For the full year 2016, net income attributable to AT&T was $13.0 billion versus $13.3 billion in 2015; earnings per diluted share were $2.10 compared with $2.37 for 2015.

On a reported basis, our fourth-quarter 2016 revenues were $41.8 billion, down 0.7 percent from the fourth-quarter 2015, and full-year 2016 revenues were $163.8 billion, up 11.6 percent from the previous full year. Fourth-quarter revenues reflect continued declines in our legacy voice and data services and pressure in wireless service revenues from the adoption of Mobile Share plans partially offset by growth in fixed strategic service and video revenues. Full-year 2016 revenues reflect increased revenues primarily from our 2015 acquisition of DIRECTV. Compared with results for the fourth quarter of 2015, operating expenses were $37.6 billion, up 8.7 percent and full-year 2016 operating expenses were $139.4 billion, up 14.3 percent from the previous full year; fourth-quarter operating income was $4.2 billion, down 43.6 percent and full-year 2015 operating income was $24.3 billion, down 1.8 percent from the full-year 2016; and AT&T's fourth-quarter operating income margin was 10.2 percent, compared to 17.9 percent and full-year 2016 operating income margin was 14.9 percent compared to 16.9 percent. The year-over-year quarter variances are primarily due to the noncash adjustments related to our pension and postemployment benefit accounting. For the full year, cash from operating activities was $39.3 billion, up from $35.9 billion in 2015, due primarily to the acquisition of DIRECTV and the timing of working capital payments.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2.8 million North American wireless subscribers in the fourth quarter of 2016, of which 1.5 million were domestic. At December 31, 2016, our North American wireless customer base was approximately 146.8 million compared to 137.3 million in the prior year, and our domestic wireless subscribers totaled 134.9 million compared to 128.6 million. During the fourth quarter, net adds were as follows:
•
North American branded net adds (combined postpaid and prepaid) were 2.2 million, of which 926,000 were domestic. North American prepaid subscriber net adds were 1.5 million, of which 406,000 were domestic. North American postpaid subscriber net adds were 753,000, of which 520,000 were domestic. Total domestic postpaid tablet and computing device net adds were 509,000.

•	Connected devices were 1.3 million; all of which were attributable to connected cars.
•	North American reseller had a net loss of 692,000, with 672,000 in the U.S., primarily attributable to the shutdown of our 2G U.S. network.

We no longer offer subsidized device purchases for the majority of our U.S. customers, instead allowing subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During the first quarter of 2016, we also introduced an integrated offer that allows for unlimited wireless data when combined with our video services, ending the fourth quarter with more than 7.9 million subscribers to this offer. At December 31, 2016, Mobile Share plans represented nearly 57.0 million domestic wireless connections and nearly 83 percent of our domestic wireless postpaid smartphone base was on a no-device-subsidy Mobile Share plan.

Sales under our equipment installment programs, including AT&T Next, represented 84 percent of all postpaid smartphone gross adds and upgrades, compared to 72 percent in the fourth quarter of 2015. During the fourth quarter of 2016, we sold 5.5 million smartphones under our AT&T Next program and had BYOD gross adds of 669,000. Nearly 95 percent of smartphone transactions in the quarter were on no-subsidy contracts compared to 81 percent in the year-ago quarter. At December 31, 2016, about 52 percent of the postpaid smartphone base is on AT&T Next compared to approximately 46 percent at December 31, 2015.

At December 31, 2016, we had 37.7 million video subscribers (excluding DIRECTV NOW) compared with 37.9 million at December 31, 2015. During the quarter, we introduced DIRECTV NOW and added more than 200,000 subscribers. Total linear video subscribers decreased by 49,000 in the fourth quarter of 2016, of which 27,000 were in the U.S.

Our total broadband connections were 15.6 million at December 31, 2016, and 15.8 million at December 31, 2015. During the fourth quarter, we added 149,000 IP broadband subscribers, for a total of 13.9 million at December 31, 2016. Total broadband subscribers declined by 13,000 in the quarter.

At December 31, 2016, our total switched access lines were 14.0 million compared with 16.7 million at December 31, 2015. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 80,000 in the quarter to reach 5.8 million at December 31, 2016, compared to 5.5 million at December 31, 2015.

Segment Summary
Business Solutions
Revenues from our Business Solutions (Business) segment for the fourth quarter of 2016 were $18.0 billion, down 1.0 percent versus the year-ago quarter driven by continued declines in our legacy voice and data services and lower equipment revenues, partially offset by growth in mobility and strategic business services. Our fourth-quarter 2016 revenues were also negatively impacted by the lack of business investment, the second-quarter 2016 sale of certain hosting operations and foreign exchange pressures. Fourth-quarter 2016 Business operating expenses totaled $14.0 billion, down 3.3 percent versus the fourth quarter of 2015, largely due to lower sales volumes and employee-related expenses. The Business operating margin was 22.3 percent, compared to 20.4 percent in the year-earlier quarter with growth in wireless and IP revenues and cost efficiencies slightly offsetting declines in higher-margin legacy services.

We had approximately 81.4 million business wireless subscribers at December 31, 2016 compared to 73.7 million at December 31, 2015. During the fourth quarter of 2016, business wireless net adds for connected devices were 1.3 million and postpaid net adds were 250,000. Postpaid business wireless subscriber churn was 1.11 percent, compared to 1.10 percent in the year-ago quarter.

During the fourth quarter of 2016, we added 14,000 high-speed internet business subscribers, bringing total business IP broadband to 977,000 subscribers. Total business broadband had a loss of 15,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based DIRECTV operations as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the fourth quarter of 2016 were $13.2 billion, up 1.6 percent versus the year-ago quarter due to DIRECTV video revenues and strong growth in consumer IP broadband. Revenues from legacy voice and data products continue to decline.  Fourth-quarter 2016 Entertainment operating expenses totaled $11.8 billion compared to $11.5 billion in the fourth quarter of 2015, largely due to annual content cost increases, including NFL Sunday Ticket, and start-up costs for DIRECTV NOW, partially offset by cost synergies. The Entertainment operating margin was 10.3 percent, compared to 11.1 percent in the year-earlier quarter with video and IP revenue growth and cost efficiencies offsetting programming content cost pressure, DIRECTV NOW launch expenses and declines in legacy services.

At December 31, 2016, Entertainment had approximately 50.7 million revenue connections, compared to 52.2 million at December 31, 2015, which included:
•
Approximately 25.3 million video connections at December 31, 2016 compared to 25.4 million at December 31, 2015. During the fourth quarter of 2016, we added 235,000 satellite subscribers; however, U-verse subscribers declined 262,000 as we focused on profitability and increasingly emphasized satellite sales. We expect that our fourth-quarter subscriber net adds reflected customer migrations to DIRECTV NOW. We have excluded DIRECTV NOW subscribers from our video connections and net adds. At December 31, 2016, more than 80 percent of our domestic video subscribers are on the DIRECTV platform. Video connections and net adds exclude DIRECTV NOW subscribers.

•
Approximately 14.2 million broadband connections at December 31, 2016 compared to 14.3 million at December 31, 2015. During the fourth quarter, we added 136,000 IP broadband subscribers, for a total of 12.9 million at December 31, 2016. Total broadband subscribers increased 3,000 in the quarter.

•	Approximately 11.3 million wired voice connections at December 31, 2016 compared to 12.5 million at December 31, 2015. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the fourth quarter of 2016 were $8.4 billion, down 3.8 percent versus the year-ago quarter, reflecting a $511 million decline in postpaid service revenues due to the popularity of Mobile Share plans and migrations of customers to our Business segment. This decline was partially offset by an increase of $248 million in prepaid service revenues. Fourth-quarter 2016 Consumer Mobility operating expenses totaled $6.2 billion, down 5.7 percent versus the fourth quarter of 2015 reflecting lower equipment and commission costs as well as increased operational efficiencies. The Consumer Mobility operating margin was 26.0 percent, compared to 24.5 percent in the year-earlier quarter with lower volumes, fewer subsidized sales and cost efficiencies more than offsetting service revenue pressure.

We had approximately 53.5 million Consumer Mobility subscribers at December 31, 2016 compared to 55.0 million at December 31, 2015. During the fourth quarter of 2016, we had branded net adds of 676,000 (prepaid net adds were 406,000 and consumer postpaid net adds were 270,000). Consumer reseller had a net loss of 673,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the ABS segment negatively impacted Consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 2.43 percent versus 1.97 percent in the fourth quarter of 2015, including postpaid churn of 1.25 percent, compared to 1.31 percent in the year-ago quarter.

International
Our International segment consists of the Latin American operations acquired in our July 2015 acquisition of DIRECTV as well as the Mexican wireless operations acquired earlier in 2015. Fourth quarter 2016 operating revenues were $1.9 billion, up 3.2 percent versus the prior year. Video service revenues in Latin America were $1.3 billion, up 4.6% versus the prior year, and wireless service revenues in Mexico were $648 million, down 0.8% when compared to the fourth quarter of 2015. Our international segment revenues reflect foreign exchange pressures in our DIRECTV Latin America and Mexican wireless results. Operating expenses were $2.2 billion compared to $2.1 billion in the fourth quarter of 2015. The International operating margin was (14.0) percent, in the fourth quarter of both 2016 and 2015.

At December 31, 2016, we had approximately 12.0 million wireless subscribers in Mexico and 12.5 million video connections in Latin America, including 5.2 million in Brazil. During the fourth quarter of 2016, our Mexico wireless business had net adds of 1.3 million subscribers and our Latin America video connections declined by 21,000.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). AT&T Mobility revenues for the fourth quarter of 2016 were $18.8 billion, down 0.7 percent versus the fourth quarter of 2015, and AT&T Mobility's operating income margin was 24.7 percent compared to 23.2 percent in the year-ago quarter reflecting continuing adoption of AT&T Next, an increase in BYOD customers, fewer smartphone upgrades and continued efforts to drive operating costs out of the business.

For the quarter ended December 31, 2016, postpaid phone-only ARPU decreased 1.5 percent versus the year-earlier quarter and 1.3 percent sequentially. Postpaid phone-only ARPU plus AT&T Next increased 0.9 percent versus the year earlier quarter and decreased 0.6 percent sequentially.

Postpaid phone only churn was 0.98 percent, compared to 1.07 percent in the fourth quarter of 2015. Postpaid churn was 1.16 percent, compared to 1.18 percent in the year-ago quarter. Total customer churn was 1.71 percent versus 1.50 percent in the fourth quarter of 2015, driven by churn from the shutdown of the 2G network. Loss of 2G subscribers contributed 22 basis points of pressure to total churn and 2 basis points to postpaid churn and postpaid phone only churn during the quarter.

We expect that our total capital expenditures in 2017 will be in the $22 billion range. We expect consolidated revenue growth in the low-single digit range, adjusted operating margin expansion and adjusted earnings per share growth in the mid-single digit range. Expectations do not assume any economic improvement. Our guidance excludes pension and postemployment actuarial gains and losses, pending acquisitions and dispositions as well as any other significant items in year-over-year comparisons. Adjustments include noncash mark-to-market benefit plan gains and losses, merger integration and amortization costs and other adjustments. Traditionally, the mark-to-market adjustment is the largest item, which is driven by interest rates and investment returns that are not reasonably estimable at this time. We expect amortization to be lower in 2017 compared to 2016.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 25, 2017	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller